UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 1, 2011
Date of Report (date of earliest event reported)

_________________________

THE DRESS BARN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-11736	06-0812960
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

30 Dunnigan Drive
Suffern, New York 10901
(Address of principal executive offices, including zip code)

(845) 369-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On January 1, 2011, Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), completed its previously announced reorganization pursuant to the Agreement and Plan of Reorganization dated as of August 20, 2010 (the “Reorganization Agreement”), by and among Ascena, The Dress Barn, Inc., a Connecticut corporation (“dressbarn”), and DB Merger Corp., a Connecticut corporation (“MergerCo”). The Reorganization Agreement was approved and adopted by dressbarn’s shareholders at dressbarn’s annual meeting of shareholders, which was held on December 17, 2010.

The Reorganization Agreement provided for the merger (the “Merger”) of dressbarn with MergerCo, with dressbarn surviving the Merger as a wholly owned subsidiary of Ascena, and the conversion of each share of common stock, par value $0.05 per share (“dressbarn Common Stock”), of dressbarn, issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (“Ascena Common Stock”), of Ascena. In addition, each outstanding option to purchase or other right to acquire shares of dressbarn Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Ascena Common Stock. Pursuant to the Reorganization Agreement, immediately following the Merger, dressbarn distributed the stock of its subsidiaries, Maurices Incorporated, a Delaware corporation (“maurices”), and Tween Brands, Inc., a Delaware corporation, which operates the Justice brand (“Tween Brands”), to Ascena (the Merger and such distribution, collectively, the “Reorganization”). As a result of the Reorganization, Ascena now owns dressbarn, maurices and Tween Brands as sister subsidiaries.

Upon completion of the Reorganization, Ascena, a Delaware corporation, replaced dressbarn, a Connecticut corporation, as the publicly held corporation, and the holders of dressbarn Common Stock now hold the same number of shares and same ownership percentage of Ascena as they held of dressbarn immediately prior to the Reorganization. As of January 3, 2011, shares of Ascena Common Stock commenced trading on the NASDAQ Global Select Market under the symbol “ASNA”.

The directors and executive officers of Ascena immediately following the Reorganization are the same individuals who were directors and executive officers, respectively, of dressbarn immediately prior to the Reorganization.

Upon completion of the Reorganization, Ascena Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Ascena is the successor issuer to dressbarn.

The foregoing description of the Reorganization Agreement is not complete and is qualified in its entirety by reference to the Reorganization Agreement, a copy of which was filed as Exhibit 2.1 to each of Ascena’s and dressbarn’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2010.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Reorganization, on December 22, 2010 dressbarn notified the NASDAQ Stock Market (the “NASDAQ”) that each issued and outstanding share of dressbarn Common Stock will be converted into one share of Ascena Common Stock and dressbarn requested that the NASDAQ (i) suspend trading in the dressbarn Common Stock as of the open of business on Monday, January 3, 2011 and (ii) file with the SEC an application on Form 25 to report that the dressbarn Common Stock is no longer listed on the NASDAQ. On January 3, 2011, (i) the NASDAQ suspended trading of the dressbarn Common Stock prior to the open of business and filed a Form 25 with the SEC to report that the dressbarn Common Stock is no longer listed on the NASDAQ and (ii) shares of Ascena Common Stock commenced trading on the NASDAQ Global Select Market under the symbol “ASNA”.

Item 3.03    Material Modification to Rights of Security Holders.

In connection with the completion of the Reorganization, each share of dressbarn Common Stock issued and outstanding immediately prior to the effective time of the Merger was converted into one duly issued, fully paid and nonassessable share of Ascena Common Stock. In addition, each outstanding option to purchase or other right to acquire shares of dressbarn Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Ascena Common Stock. See also Item 3.01 above.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the Reorganization, Elliot S. Jaffe, Kate Buggeln, Michael W. Rayden, Klaus Eppler, Randy L. Pearce and John Usdan resigned from dressbarn’s board of directors following the Merger to serve as directors of Ascena.

Under the terms of the Reorganization Agreement, Ascena adopted all of the active employee benefit plans of dressbarn, including those in which its named executive officers may participate (the “Plans”). The Plans have been amended to reflect the assumption by Ascena of the obligations of dressbarn under the Plans. The adoption by Ascena of the Plans and its assumption of dressbarn’s obligations under the Plans were approved by its board of directors.

Ascena also assumed the obligations of dressbarn under various compensatory arrangements with the named executive officers and other officers pursuant to the Reorganization Agreement.

Item 8.01    Other Events.

On January 3, 2011, dressbarn issued a press release relating to the Reorganization. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No	Description
99.1	Press Release, dated January 3, 2011, issued by The Dress Barn, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DRESS BARN, INC.

Date: January 3, 2011	By: /s/ David R. Jaffe
Name: David R. Jaffe
Title: President and Chief Executive Officer